Exhibit 99.2

RISK FACTORS

Risks Related to Our Business

Our largest expense is the royalties we pay under a statutory license for the public performance of sound recordings on our service. On or before December 15, 2015, the royalty rates for the statutory license will be reset by the U.S. Copyright Royalty Board for the 2016-2020 period, and those rates could be substantially higher than rates we are currently paying. A substantially higher royalty rate could have a material and adverse effect on our business.

We must pay performance rights royalties for the digital audio transmission of sound recordings to SoundExchange, the non-profit organization designated by the Copyright Royalty Board (the “CRB”). Subject to our ongoing compliance with numerous statutory conditions and regulatory requirements for a non-interactive service, we are permitted to operate our radio service under federal statutory licenses that allow the streaming in the U.S. of any sound recording lawfully released to the public. For 2014 and the nine months ended September 30, 2015, we paid Sound Exchange $409 million and $330 million, or 45% and 40% of revenue, respectively.

As described in “Business—Content, Copyrights and Royalties—Sound Recordings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, we currently elect to avail ourselves of the Pureplay Settlement, which is an agreement with SoundExchange that provides the rates and terms of statutory licenses for the reproduction and public performance of sound recordings for commercial webcasters through 2015, and we intend to continue to avail ourselves of this settlement through the end of 2015. In 2015, our current rates under the Pureplay Settlement are $0.0014 per play for our advertising-supported service and $0.0025 per play for our subscription service.

Upon expiration of the Pureplay Settlement we will be subject to rates set by the CRB for the 2016-2020 period, which the CRB is expected to announce on or before December 16, 2015. In the CRB process to determine future rates, industry participants proposed rates ranging from $0.0005 per play (proposed by iHeart Media) to $0.0025-0.0029 per play (i.e., escalating in each year of the term), the latter of which was proposed by SoundExchange. We proposed a rate of $0.00110 - $0.00118 per play (escalating in each year of the term) for our advertising-supported service, and $0.00215 - $0.00230 per play (escalating in each year of the term) for our Pandora One ad-free subscription service. At the SoundExchange-proposed rate of $0.0025 per play, our royalty expense to SoundExchange for the nine months ended September 30, 2015 would have been $539 million, or 66% of revenue. At the Pandora-proposed rates of $0.0011 per play for our advertising-supported service, and $0.00215 per play for our subscription service, our royalty expense to Sound Exchange for the nine months ended September 30, 2015 would have been $264 million, or 32% of revenue. We do not know what rates will be available to us commencing January 1, 2016. If the rates set by the CRB are substantially higher than the rates we currently pay under the Pureplay Settlement, our content acquisition costs would significantly increase. Such an increase would require us to curtail our investments in product development, marketing and sales, which could materially and adversely affect our ability to execute our strategy and would adversely affect our business and our ability to achieve and sustain profitability.

There is no guarantee that Congress will not amend the Copyright Act to eliminate the availability of these statutory licenses or that we will continue to be eligible to operate under these licenses. For example, if copyright owners asserted, and a court agreed, that we operate an “interactive” streaming service, that we make reproductions of sound recordings not covered by the statutory license, or that the functionality or transmission methods of our service extend beyond what is allowed under the statutory license, we could be subject to significant liability for copyright infringement and, absent making technological changes, lose our eligibility to operate under the statutory license. In that event, we would have to negotiate license agreements with sound recording copyright owners individually, a time-consuming and expensive undertaking that could jeopardize our ability to stream a significant percentage of the music currently in our library and result in royalty costs that are prohibitively expensive.

As discussed above, the royalties that we pay to SoundExchange for the streaming of sound recordings are calculated using a per-play rate. While we believe that the mechanisms we use to track plays are sufficient to ensure that we are accurately reporting and paying royalties, our ability to do so depends in part on our ability to maintain these mechanisms as new devices are introduced and technologies evolve. Any understatement or overstatement of performances could result in our paying lower or higher royalties to SoundExchange than we actually owed, which could in turn affect our financial condition and results of operations. SoundExchange informed us in December 2013 that it intends to audit our payments for the years 2010, 2011, and 2012. As of September 30, 2015, SoundExchange had not yet commenced this audit.

Outside the statutory framework, we have entered into a partnership with Merlin, the global rights agency for the independent label sector, pursuant to which we directly negotiated performance royalties for sound recordings with Merlin and its members. In addition, we offer a small number of ancillary services (e.g., “Pandora Premieres”) that allow users to more directly engage with a limited amount of content for which we secure rights directly from copyright owners. There is no guarantee that any licenses we directly negotiate would continue to be available to us in the future or that such licenses would be available at the royalty rates initially established.

We depend upon third-party licenses for the right to publicly perform musical works and a change to these licenses could materially increase our content acquisition costs.

Our content costs, in part, are comprised of the royalties we pay for the public performance of musical works embodied in the sound recordings that we stream. As described in “Business—Content, Copyrights and Royalties—Musical Works” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, to secure the rights to publicly perform musical works embodied in sound recordings over the internet, we obtain licenses from or for the benefit of copyright owners and pay royalties to copyright owners or their agents. Copyright owners of musical works are vigilant in protecting their rights and currently are seeking substantial increases in the rates applicable to the public performance of such works. There is no guarantee that the licenses available to us now will continue to be available in the future or that such licenses will be available at the royalty rates associated with the current licenses. If we are unable to secure and maintain rights to publicly perform musical works or if we cannot do so on terms that are acceptable to us, our ability to perform music content to our listeners, and consequently our ability to attract and retain both listeners and advertisers, will be adversely impacted. For the twelve months ended December 31, 2014, we incurred content acquisition costs for the public performance of musical works representing approximately 4% of our total revenue for that period.

We currently operate under a license with ASCAP and an interim license with BMI. ASCAP and BMI each are governed by a consent decree with the United States Department of Justice. The rates we pay ASCAP and BMI can be established either by negotiation or through a rate court proceeding conducted by the United States District Court for the Southern District of New York. In 2012, we initiated a rate-court proceeding to determine the royalty rates we pay ASCAP for the period from January 1, 2011 through December 31, 2015. The trial concluded in February 2014 and the court issued its opinion establishing final fees in March 2014. We are currently negotiating with ASCAP regarding the terms of a new license to take effect upon the expiration of the existing license on December 31, 2015. If we are not able to reach agreement with ASCAP by the time our current license expires, then we will operate under an interim license beginning on January 1, 2016. If we are not able to agree to terms with ASCAP on this new license, either we or ASCAP may petition the ASCAP rate court to set the terms of the new license. In June 2013, BMI filed a petition requesting that the BMI rate court determine reasonable license fees and terms for the BMI consent decree license applicable to the period January 1, 2013 through December 31, 2017. The BMI rate court proceeding concluded in March 2015 and a decision was rendered in May 2015. Pandora and BMI are still in the process of negotiating the final terms of this license. For additional details regarding such proceedings, please see the section entitled “Legal Proceedings” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015. Each of these proceedings has been, and any new proceedings may be, protracted, expensive and uncertain in outcome. In the event that these matters are resolved adversely to us, our content acquisition costs could increase significantly, which would materially and adversely affect our operating results.

In certain cases, we have also directly negotiated royalty agreements with publishers and other performing rights organizations. There is no guarantee that these directly negotiated licenses will continue to be available in the future or that such licenses will be available at acceptable royalty rates in the future.

We do not currently pay so-called “mechanical royalties” to music publishers for the reproduction and distribution of musical works embodied in server copies or transitory copies used to make streams audible to our listeners. Although not currently a matter of dispute, if music publishers were to retreat from the publicly stated position of their trade association that non-interactive streaming does not require the payment of a mechanical royalties, and a court entered final judgment requiring that payment, our royalty obligations could increase significantly, which would increase our operating expenses and harm our business and financial conditions. While we would vigorously challenge such mechanical royalties as not required by law, our challenge may be unsuccessful and would in any case involve commitment of substantial time and resources.

In addition, we stream spoken word comedy content, for which the underlying literary works are not currently entitled to eligibility for licensing by any performing rights organization in the United States. Rather, pursuant to industry-wide custom and practice, this content is performed absent a specific license from any such performing rights organization or individual rights owners, although royalties are paid to SoundExchange for the public performance of the sound recordings in which such literary works are embodied. There can be no assurance that this industry custom will not change or that we will not otherwise become subject to additional licensing costs for spoken word comedy content imposed by performing rights organizations or individual copyright owners in the future or be subject to damages for copyright infringement.

Changes in third-party licenses for the right to publicly perform musical works may reduce the sound recordings that we perform on the service or materially increase our content acquisition costs.

The number of works administered by ASCAP, BMI and other performing rights organizations (“PROs”) may fluctuate over time and may be subject to the withdrawal of certain rights by individual PRO-affiliated music publishers for certain types of transmissions by certain types of services, such as Pandora, or the loss of repertory entirely in the event of a publisher’s complete withdrawal from any PRO. The decrease in the works licensed by the PROs may require more direct licensing by Pandora with individual music publishers not subject to a mandatory licensing obligation, who could withhold the rights to all of the musical works which they own or administer.

If music publishers effectuate withdrawals of all or a portion of their catalogs from PROs, we may no longer be able to obtain licenses for such publisher’s withdrawn catalogs. Under these circumstances, we would either need to enter into direct licensing arrangements with such music publishers or remove those musical works from the service, including any sound recordings in which such musical works are embodied.

Although we continue to be licensed by the PROs, it is unclear what specific effect a publisher’s prospective complete withdrawal of rights from a PRO would have on us. If we are unable to reach an agreement with respect to the repertoire of any music publisher which successfully withdraws all or a portion of its catalog(s) from a PRO, or if we are forced to enter into direct licensing agreements with such publishers at rates higher than those currently set by the PROs, or higher than those set by the U.S. District Court having supervisory authority over ASCAP and BMI, for the performance of musical works, or if there is uncertainty as to what rights are administered by any particular PRO or publisher, the number of sound recordings that we perform on our service may be reduced, our content acquisition costs may increase and our ability to retain and expand our listener base could be adversely affected, any of which could materially and adversely affect our business, financial condition and results of operations.

In addition, PROs and musical work copyright owners with whom we have entered into direct licenses have or may have the right to audit our royalty payments, and any such audit could result in disputes over whether we have paid the proper royalties. If such a dispute were to occur, we could be required to pay additional royalties and audit fees. The amounts involved could be material.

Our inability to obtain accurate and comprehensive information to identify the ownership of a musical work may impact our ability to remove musical works or decrease the number of performances of a particular musical work, subjecting us to potential copyright infringement claims and difficulties in controlling content acquisition costs.

Comprehensive and accurate rightsholder information for the musical works that we publicly perform is not presently available to us. Without the ability to identify which composers, songwriters or publishers own or administer musical works, and an ability to determine which musical works correspond to specific sound recordings, it may be difficult to remove from our service musical works for which we have not obtained a license, which may subject us to significant liability for copyright infringement.

In addition, we have historically relied on the provisions of blanket licenses from ASCAP and BMI pursuant to certain consent decrees, and if the consent decrees no longer provide for such blanket licenses, our lack of ownership information for the musical works we stream may make it difficult to identify the appropriate rightsholders from which to obtain a license, which could also lead to a reduction of musical works performed on our service, adversely impacting our ability to retain and expand our listener base.

Assertions by third parties of violations under state law with respect to the public performance and reproduction of pre-1972 sound recordings could result in significant costs and substantially harm our business and operating results.

As described in “Business—Content, Copyrights and Royalties—Sound Recordings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, sound recordings made on or after February 15, 1972 fall within the scope of federal copyright protection. Subject to our ongoing compliance with numerous federal statutory conditions and regulatory requirements for a non-interactive service, we are permitted to operate our radio service under a statutory license that allows the streaming in the U.S. of any such sound recording lawfully released to the public and permits us to make reproductions of such sound recordings on computer servers pursuant to a separate statutory license designed to facilitate the making of such transmissions.

By contrast, protection of sound recordings created prior to February 15, 1972 (“pre-1972 sound recordings”) remains governed by a patchwork of state statutory and common laws. Copyright owners of pre-1972 sound recordings have commenced litigation against us in New York, California, Illinois, and New Jersey alleging violations of state statutory and common laws arising from the reproduction and public performance of pre-1972 sound recordings. Despite settling one such suit with the major record labels, we still face a number of class-action suits brought by various plaintiffs who seek, among other things, restitution, disgorgement of profits, and punitive damages as well as injunctive relief prohibiting further violation of those copyright owners’ alleged exclusive rights.

Litigation has been brought previously against Sirius XM Radio Inc. (“Sirius”) for similar claims by a number of different plaintiffs, and a federal district court and a state court in California recently ruled against Sirius for violating exclusive public performance rights in California. In addition, a federal district court in New York has found Sirius liable for similar claims in New York. Those same plaintiffs are amongst those that have initiated litigation against us, alleging similar violations of exclusive rights under California and New York law. If we are found liable for the violation of the exclusive rights of any pre-1972 sound recording copyright owners, then we could be subject to liability, the amount of which could be significant. If we are required to obtain licenses from individual sound recording copyright owners for the reproduction and public performance of pre-1972 sound recordings, then the time, effort and cost of securing such licenses directly from all owners of sound recording used on our service could be significant and could harm our business and operating results. If we are required to obtain licenses for pre-1972 sound recordings to avoid liability and are unable to secure such licenses, then we may have to remove pre-1972 sound recordings from our service, which could harm our ability to attract and retain users.

Music streaming is an evolving industry, which makes it difficult to evaluate our current business and future prospects.

Music streaming continues to develop as an industry and our current business and future prospects are difficult to evaluate. The marketplace for internet radio has undergone rapid and dramatic changes in its relatively short history and is subject to significant challenges. As a result, the future revenue, income and growth potential of our business is uncertain. Investors should consider our business and prospects in light of the risks and difficulties we encounter in this rapidly evolving business, which risks and difficulties include, among others:

•                  our relatively new, evolving and unproven business model;

•                  our ability to retain our current listenership, build our listener base and increase listener hours;

•                  our ability to effectively monetize listener hours, particularly with respect to listener hours on mobile devices, by growing our sales of advertising inventory created from growing listener hours and developing compelling ad product solutions that successfully deliver advertisers’ messages across the range of our delivery platforms while maintaining our listener experience in continually evolving industries;

•                  our ability to attract new advertisers, retain existing advertisers and prove to advertisers that our advertising platform is effective enough to justify a pricing structure that is profitable for us;

•                  our ability to maintain relationships with makers of mobile devices, consumer electronic products and automobiles;

•                  our operation under an evolving music industry licensing structure including statutory and consent decree licenses that may change or cease to exist, which in turn may result in a significant increase in our operating expenses; and

•                  our ability to continue to secure the rights to music that attracts listeners to the service on fair and reasonable economic terms.

Failure to successfully address these risks and difficulties and other challenges associated with operating in an evolving marketplace, could inhibit the implementation of our business plan, significantly harm our financial condition, operating results and liquidity and prevent us from achieving or sustaining profitability.

Advertising on mobile devices, such as smartphones, is an emerging phenomenon, and if we are unable to increase revenue from our advertising products delivered to mobile devices, our results of operations will be materially adversely affected.

Our number of listener hours on mobile devices exceeds listener hours on computers, and we expect that mobile listener hours will continue to grow more quickly than computer listener hours. Our mobile listenership has experienced significant growth since we introduced the first mobile version of our service in May 2007. Listener hours on mobile and other connected devices constituted approximately 83% of our total listener hours for the year ended December 31, 2014. Digital advertising on mobile devices is an emerging phenomenon, and the percentage of advertising spending allocated to digital advertising on mobile devices has historically been lower than that allocated to traditional online advertising. According to eMarketer, the percentage of U.S. advertising spending allocated to advertising on mobile devices was approximately 11% in 2014, compared to approximately 30% for all online advertising. We must therefore convince advertisers of the capabilities of mobile digital advertising opportunities so that they migrate their advertising spend toward demographics and ad solutions that more effectively utilize mobile inventory.

We are still building our sales capability to penetrate local advertising markets, which we view as a key challenge in monetizing our listener hours, including listener hours on mobile and other connected devices. In addition, while a substantial amount of our revenue has traditionally been derived from display ads, some display ads may not be currently optimized for use on certain mobile or other connected devices. For example, standard display ads may not be well-suited for use on smartphones due to the size of the device screen and may not be appropriate for smartphones connected to or integrated in automobiles due to safety considerations. Further, some display ads may not be optimized to take advantage of the multimedia capabilities of connected devices. Our audio and video advertising products are relatively new and have not been as widely accepted by advertisers as traditional display ads. In addition, the introduction of audio advertising places us in more direct competition with terrestrial radio, as many advertisers that purchase audio ads focus their spending on terrestrial radio stations who traditionally have strong connections with local advertisers.

We have plans that, if successfully implemented, would increase our number of listener hours on mobile and other connected devices, including efforts to expand the reach of our service by making it available on an increasing number of devices, such as smartphones and devices connected to or installed in automobiles. In order to effectively monetize such increased listener hours, we must, among other things, convince advertisers to migrate spending to nascent advertising markets, penetrate local advertising markets and develop compelling ad product solutions. We may not be able to effectively monetize inventory generated by listeners using mobile and connected devices, or do so on time frame that supports our business plans.

Advertising spending is increasingly being placed through new data-driven channels, such as the programmatic buying ecosystem, where mobile offerings are not as mature as their web-based equivalents. Because the majority of our listener hours occur on mobile devices, our growth prospects and revenue may be adversely impacted if the advertising ecosystem is slow to adopt data-driven mobile advertising offerings.

As new advertising channels, such as programmatic buying, develop around data-driven technologies and advertising products, an increasing percentage of advertising spend is likely to shift to such channels and products. These data-driven advertising products and programmatic buying channels allow publishers to use data to target advertising toward specific groups of consumers who are more likely to be interested in the advertising message delivered. These advertising products and programmatic channels are currently more developed in terms of ad technology and industry adoption on the web than they are on mobile. Due to the fact that the majority of our listener hours occur on mobile devices, our ability to attract advertising spend, and ultimately our ad revenue, may be negatively impacted by this shift. We have no reliable way to predict how significantly or how quickly advertisers will shift buying to programmatic channels and data-driven advertising products.

We have developed a data-driven, programmatic advertising capability for mobile in an effort to take advantage of this trend. However, we only released this capability to the market in the second quarter of 2015, and we have no reliable way to predict how significantly or how quickly advertisers will shift buying toward such data-driven ad products and programmatic channels on mobile. If advertising spend continues to be reallocated to web-based programmatic channels and mobile programmatic adoption lags, our ability to grow revenue may be impacted and our business could be materially and adversely affected.

Emerging industry trends in digital advertising measurement and pricing may pose challenges for our ability to forecast and optimize our advertising inventory which may adversely impact our advertising revenue.

The digital advertising marketplace is currently introducing new mechanisms by which to measure and price advertising inventory. Specifically, the Media Ratings Council released the Viewable Ad Impression Measurement Guidelines in 2014 pursuant to which web display and web video advertising inventory will be transacted upon based on the number of “viewable” impressions delivered in connection with an applicable advertising campaign (instead of the number of ads served by the applicable ad server). The industry is in the early stages of this transition and we are still determining its potential impact on our inventory, operational resources, pricing, and revenue. In addition, the current measurement solutions are limited to web display and web video inventory and do not include mobile and audio inventory. Nonetheless, advertisers have been aggressively pushing to transact advertising purchases for audio advertising and mobile placement on a measured “viewable” basis. As these trends in the industry continue to evolve, our advertising revenue may be impacted by the availability, accuracy and utility of the available analytics and measurement technologies.

We have incurred significant operating losses in the past and may not be able to generate sufficient revenue to be profitable.

Since our inception in 2000, we have incurred significant net operating losses and, as of December 31, 2014, we had an accumulated deficit of $197.0 million. A key element of our strategy is to increase the number of listeners and listener hours to increase our industry penetration, including the number of listener hours on mobile and other connected devices. However, as our number of listener hours increases, the royalties we pay for content acquisition also increase. In addition, we have adopted a strategy to invest in our operations in advance of, and to drive, future revenue growth. This strategy includes recently completed or announced acquisitions and other initiatives. As a result of these trends, we have not in the past generated, and may not in the future generate, sufficient revenue from the sale of advertising and subscriptions, or new revenue sources, to offset our expenses. In addition, we plan to continue to invest heavily in our operations to support anticipated future growth. As a result of these factors, we expect to incur annual net losses on a U.S. GAAP basis in the near term.

Our revenue has increased rapidly in recent periods; however, we do not expect to sustain our high revenue growth rates in the future as a result of a variety of factors, including increased competition and the maturation of our business, and we cannot guarantee that our revenue will continue to grow or will not decline. Investors should not consider our historical revenue growth or operating expenses as indicative of our future performance. If revenue growth is lower than our expectations, or our operating expenses exceed our expectations, our financial performance will be adversely affected. Further, if our future growth and operating performance fail to meet investor or analyst expectations, it could have a material adverse effect on our stock price.

In addition, in our efforts to increase revenue as the number of listener hours has grown, we have expanded and expect to continue to expand our sales force. If our hiring of additional sales personnel does not result in a sufficient increase in revenue, the cost of this additional headcount will not be offset, which would harm our operating results and financial condition.

Our failure to convince advertisers of the benefits of our service in the future could harm our business.

For the twelve months ended December 31, 2014, we derived 80% of our revenue from the sale of advertising and expect to continue to derive a substantial majority of our revenue from the sale of advertising in the future. Our ability to attract and retain advertisers, and ultimately to sell our advertising inventory to generate advertising revenue, depends on a number of factors, including:

•                  increasing the number of listener hours, particularly within desired demographics;

•                  keeping pace with changes in technology and our competitors;

•                  competing effectively for advertising dollars from other online marketing and media companies;

•                  penetrating the market for local radio advertising;

•                  demonstrating the value of advertisements to reach targeted audiences across all of our delivery platforms, including the value of mobile digital advertising;

•                  continuing to develop and diversify our advertising platform, which currently includes delivery of display, audio and video advertising products through multiple delivery channels, including computers, mobile and other connected devices; and

•                  coping with ad blocking technologies that have been developed and are likely to continue to be developed that can block the display of our ads.

Our agreements with advertisers are generally short-term or may be terminated at any time by the advertiser. Advertisers that are spending only a small amount of their overall advertising budget on our service may view advertising with us as experimental and unproven and may leave us for competing alternatives at any time. We may never succeed in capturing a greater share of our advertisers’ core advertising spending, particularly if we are unable to achieve the scale and industry penetration necessary to demonstrate the effectiveness of our advertising platforms, or if our advertising model proves ineffective or not competitive when compared to alternatives. Failure to demonstrate the value of our service would result in reduced spending by, or loss of, existing or potential future advertisers, which would materially harm our revenue and business.

If our efforts to attract prospective listeners and to retain existing listeners are not successful, our growth prospects and revenue will be adversely affected.

Our ability to grow our business and generate advertising revenue depends on retaining and expanding our listener base and increasing listener hours. We must convince prospective listeners of the benefits of our service and existing listeners of the continuing value of our service. The more listener hours we stream, the more ad inventory we have to sell. Further, growth in our listener base increases the size of demographic pools targeted by advertisers, which improves our ability to deliver advertising in a manner that maximizes our advertising customers’ return on investment and, ultimately, to demonstrate the effectiveness of our advertising solutions and justify a pricing structure that is profitable for us. If we fail to grow our listener base and listener hours, particularly in key demographics such as young adults, we will be unable to grow advertising revenue, and our business will be materially and adversely affected.

Our ability to increase the number of our listeners and listener hours will depend on effectively addressing a number of challenges. Some of these challenges include:

•                  providing listeners with a consistent high quality, user-friendly and personalized experience;

•                  successfully penetrating the connected car and non-U.S. markets;

•                  continuing to build our catalogs of music and comedy and other content that our listeners enjoy;

•                  continuing to innovate and keep pace with changes in technology and our competitors;

•                  maintaining and building our relationships with makers of consumer products such as mobile devices, other consumer electronic products and automobiles to make our service available through their products;

•                  maintaining positive listener perception of our service while managing ad-load to optimize inventory utilization; and

•                  minimizing listener churn and attracting lapsed listeners back to the service.

In addition, we have historically relied heavily on the success of viral marketing to expand consumer awareness of our service. In addition to our viral marketing strategy, we are beginning to launch more costly marketing campaigns and this increase in marketing expenses could have an adverse effect on our results of operations. We cannot guarantee that we will be successful in maintaining or expanding our listener base and failure to do so would materially reduce our revenue and adversely affect our business, operating results and financial condition.

Further, although we use our number of registered users and our number of active users as indicators of our brand awareness and the growth of our business, the number of registered users and number of active users exceeds the number of unique individuals who register for, or actively use, our service. We define registered users as the total number of accounts that have been created for our service at period end and we define active users as the number of distinct registered users that have requested audio from our servers within the trailing 30 days from the end of each calendar month. To establish an account, a person does not need to provide personally unique information. For this reason a person may have multiple accounts. If the number of actual listeners does not result in an increase in listener hours, then our business may not grow as quickly as we expect, which may harm our business, operating results and financial condition.

If our efforts to attract and retain subscribers are not successful, our business may be adversely affected.

Our ability to continue to attract and retain subscribers will depend in part on our ability to consistently provide our subscribers with a quality experience through Pandora One. If Pandora One subscribers do not perceive that offering to be of value, or if we introduce new or adjust existing features or pricing in a manner that is not favorably received by them, we may not be able to attract and retain subscribers. Subscribers may cancel their subscription to our service for many reasons, including a perception that they do not use the service sufficiently, the need to cut household expenses, competitive services provide a better value or experience or as a result in changes in pricing, if any. If our efforts to attract and retain subscribers are not successful, our business, operating results and financial condition may be adversely affected.

Expansion of our operations into non-music content, including comedy, subjects us to additional business, legal, financial and competitive risks.

Expansion of our operations into delivery of non-music content stations involves numerous risks and challenges, including increased capital requirements, new competitors and the need to develop new strategic relationships. Growth into this new area may require changes to our existing business model and cost structure, modifications to our infrastructure and exposure to new regulatory and legal risks, including infringement liability, any of which may require expertise in which we have little or no experience. There is no guarantee that we will be able to generate sufficient revenue from advertising sales associated with comedy or other non-music content to offset the costs of maintaining comedy or other non-music stations or the royalties paid for such stations. Further, we have established a reputation as a music format internet radio provider and our ability to gain acceptance and listenership for comedy or other non-music content stations, and thus our ability to attract advertisers on these stations, is not certain. Failure to obtain or retain rights to comedy or other non-music content on acceptable terms, or at all, to successfully monetize and generate revenues from such content, or to effectively manage the numerous risks and challenges associated with such expansion could adversely affect our revenues and profitability. To the extent we choose, in the future, to offer additional types of non-music content, such as news, talk and sports programming, we will be subject to many of these same risks.

If we fail to accurately predict and play music, comedy or other content that our listeners enjoy, we may fail to retain existing and attract new listeners.

We believe that a key differentiating factor between the Pandora service and other music content providers is our ability to predict music that our listeners will enjoy. Our personalized playlist generating system, based on the Music Genome Project and our proprietary algorithms, is designed to enable us to predict listener music preferences and select music content tailored to our listeners’ individual music tastes. We have invested, and will continue to invest, significant resources in refining these technologies; however, we cannot guarantee you that such investments will yield an attractive return or that such refinements will be effective. The effectiveness of our personalized playlist generating system depends in part on our ability to gather and effectively analyze large amounts of listener data and listener feedback and we have no assurance that we will continue to be successful in enticing listeners to give a thumbs-up or thumbs-down to enough songs for our database to effectively predict and select new and existing songs. In addition, our ability to offer listeners songs that they have not previously heard and impart a sense of discovery depends on our ability to acquire and appropriately categorize additional tracks that will appeal to our listeners’ diverse and changing tastes. While we have approximately 2 million songs in our catalog, we must continuously identify and analyze additional tracks that our listeners will enjoy and we may not effectively do so. Further, many of our competitors currently have larger catalogs than we offer and they may be more effective in providing their listeners with a more appealing listener experience.

We also provide comedy content on Pandora, an offering that is designed to predict what our listeners will enjoy using technology similar to the technology that we use to generate personalized playlists for music. We also plan to provide other non-music content. The risks that apply to predicting our listeners’ musical tastes apply to comedy and other content to an even greater extent, particularly as we lack experience with content other than music, do not yet have as large a data set on listener preferences for comedy and other content, and have a much smaller catalog as compared to music. Our ability to predict and select music, comedy and other content that our listeners enjoy is critical to the perceived value of our service among listeners and failure to make accurate predictions would adversely affect our ability to attract and retain listeners, increase listener hours and sell advertising.

If we fail to effectively manage our growth, our business and operating results may suffer.

Our rapid growth has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In order to attain and maintain profitability, we will need to recruit, integrate and retain skilled and experienced sales personnel who can demonstrate our value proposition to advertisers and increase the monetization of listener hours, particularly on mobile devices, by developing relationships with both national and local advertisers to convince them to migrate advertising spending to online and mobile digital advertising markets and utilize our advertising product solutions. Continued growth could also strain our ability to maintain reliable service levels for our listeners, effectively monetize our listener hours, develop and improve our operational, financial and management controls, enhance our reporting systems and procedures and recruit, train and retain highly skilled personnel. If our systems do not evolve to meet the increased demands placed on us by an increasing number of advertisers, we may also be unable to meet our obligations under advertising agreements with respect to the timing of our delivery of advertising or other performance obligations. As our operations grow in size, scope and complexity, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of valuable management resources. If we fail to maintain the necessary level of discipline and efficiency and allocate limited resources effectively in our organization as it grows, our business, operating results and financial condition may suffer.

We face, and will continue to face, competition with other content providers for listener hours.

We compete for the time and attention of our listeners with other content providers on the basis of a number of factors, including quality of experience, relevance, acceptance and perception of content quality, ease of use, price, accessibility, perception of ad load, brand awareness and reputation.

Many of our competitors may leverage their existing infrastructure, brand recognition and content collections to augment their services by offering competing internet radio features within a more comprehensive music streaming service. We face increasing competition for listeners from a growing variety of music services that deliver music content through mobile phones and other wireless devices. Our direct competitors in the internet radio segment include iHeart Radio, iTunes Radio, Beats 1 Radio, LastFM, Google Songza and other companies in the traditional broadcast and internet radio market. We also directly compete with the non-interactive, Internet radio offerings provided by music streaming services such as Spotify and Slacker, and we compete more broadly with the interactive music services offered by these companies and others, such as Apple Music, YouTube, Google Play Music and Amazon Prime Music.

Our competitors also include terrestrial radio and satellite radio services, many of which also broadcast on the internet. Terrestrial radio providers offer their content for free, are well-established and accessible to listeners and offer content, such as news, sports, traffic, weather and talk that we currently do not offer. In addition, many terrestrial radio stations have begun broadcasting digital signals, which provide high-quality audio transmission. Satellite radio providers may offer extensive and oftentimes exclusive news, comedy, sports and talk content, national signal coverage and long-established automobile integration. In addition, terrestrial radio pays no royalties for its use of sound recordings and satellite radio pays a much lower percentage of revenue, 9.5% in 2014 and 10% in 2015, than internet radio providers for use of sound recordings, giving broadcast and satellite radio companies a significant cost advantage. We also compete directly with other emerging non-interactive internet radio providers, which may offer more extensive content libraries than we offer and some of which may be accessed internationally.

We compete for the time and attention of our listeners with providers of other forms of in-home and mobile entertainment. To the extent existing or potential listeners choose to watch cable television, stream video from on-demand services or play interactive video games on their home-entertainment system, computer or mobile phone rather than listen to the Pandora service, these content services pose a competitive threat. We also compete with many other forms of media for the time and attention of our listeners, such as Facebook, Twitter, Pinterest and Instagram.

We believe that companies with a combination of financial resources, technical expertise and digital media experience also pose a significant threat. For example, Apple, Amazon and Google have recently launched competing services. These and other competitors may devote greater resources than we have available, have a more accelerated time frame for deployment, be willing to absorb significant costs to acquire customers through free trials or other initiatives, operate their music services at a loss in order to drive their other profitable businesses, and leverage their existing user base and proprietary technologies to provide products and services that our listeners and advertisers may view as superior or more cost effective. Our current and future competitors may have more well-established brand recognition, more established relationships with music publishing companies and consumer product manufacturers, greater financial, technical and other resources, more sophisticated technologies or more experience in the markets, both domestic and international, in which we compete.

We also compete for listeners on the basis of the presence and visibility of our app within the largest app stores operated by Apple, Google and Amazon. We face significant competition for listeners from these companies, who are also promoting their own digital music and content online through their app stores. Search engines and app stores rank responses to search queries based on the popularity of a website or mobile application, as well as other factors that are outside of our control. Additionally, app stores often offer users the ability to browse applications by various criteria, such as the number of downloads in a given time period, the length of time since a mobile app was released or updated, or the category in which the application is placed. The websites and mobile applications of our competitors may rank higher than our website and our Pandora app, and our app may be difficult to locate in app stores, which could draw potential listeners away from our service and toward those of our competitors. In addition, our competitors’ products may be pre-loaded or integrated into consumer electronics products or automobiles, creating an initial visibility advantage. If we are unable to compete successfully for listeners against other digital media providers by maintaining and increasing our presence and visibility online, in app stores and in consumer electronics products and automobiles, our listener hours may fail to increase as expected or decline and our advertising sales may suffer.

To compete effectively, we must continue to invest significant resources in the development of our service to enhance the user experience of our listeners. There can be no assurance that we will be able to compete successfully for listeners in the future against existing or new competitors, and failure to do so could result in loss of existing or potential listeners, reduced revenue, increased marketing expenses or diminished brand strength, any of which could harm our business.

We face, and will continue to face, competition with other content providers for advertising spending.

We compete for a share of advertisers’ overall marketing budgets with other content providers on a variety of factors including perceived return on investment, effectiveness and relevance of our advertising products, pricing structure and ability to deliver large volumes or precise types of ads to targeted demographics. Our competitors include Facebook, Google, MSN, Yahoo!, ABC, CBS, FOX, NBC, The New York Times and the Wall Street Journal, among others. We directly compete against iHeart Radio, Entercom, Cumulus and other companies of the traditional broadcast radio market.

Although advertisers are allocating an increasing amount of their overall marketing budgets to web and mobile-based ads, such spending lags behind growth in internet and mobile usage, and the market for online and mobile advertising is intensely competitive. As a result, we compete for advertisers with a range of internet companies, including major internet portals, search engine companies and social media sites. Large internet companies with greater brand recognition have significant numbers of direct sales personnel, more advanced programmatic advertising capabilities and substantial proprietary advertising inventory and web traffic that provide a significant competitive advantage and have a significant impact on pricing for internet advertising and web traffic. The trend toward consolidation among online marketing and media companies may also affect pricing and availability of advertising inventory.

We also face significant competition for advertising dollars from terrestrial and, to a lesser extent, satellite radio providers. As many of the advertisers we target, particularly local advertisers, have traditionally advertised on terrestrial radio and have less experience with internet radio providers, they may be reluctant to spend for advertising on computers, mobile or other connected device platforms.

In addition, terrestrial radio providers as well as other traditional media companies in television and print, cable television channel providers, national newspapers and some regional newspapers enjoy a number of competitive advantages over us in attracting advertisers, including large established audiences, longer operating histories, greater brand recognition and a growing presence on the internet.

In order to compete successfully for advertisers against new and existing competitors, we must continue to invest resources in developing and diversifying our advertisement platform, harnessing listener data and ultimately proving the effectiveness and relevance of our advertising products. Failure to compete successfully against our current or future competitors could result in loss of current or potential advertisers or a reduced share of our advertisers’ overall marketing budget, which could adversely affect our pricing and margins, lower our revenue, increase our research and development and marketing expenses and prevent us from achieving or maintaining profitability.

Our ability to increase the number of our listeners will depend in part on our ability to establish and maintain relationships with automakers, automotive suppliers and consumer electronics manufacturers with products that integrate our service.

A key element of our strategy to expand the reach of our service and increase the number of our listeners and listener hours is to establish and maintain relationships with automakers, automotive suppliers and consumer electronics manufacturers that integrate our service into and with their products. Working with certain third-party distribution partners, we currently offer listeners the ability to access our service through a variety of consumer electronics products used in the home and devices connected to or installed in automobiles. We intend to broaden our ability to reach additional listeners, and increase current listener’s hours, through other platforms and partners over time, including through direct integration into connected cars. However, reaching agreements with automobile manufacturers and other distribution partners can be time consuming, and once an agreement is reached, product design cycles can be lengthy. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing or other impediments, our ability to grow our business could be adversely impacted.

Our existing agreements with partners in the automobile and consumer electronics industries generally do not obligate those partners to offer our service in their products. In addition, some automobile manufacturers or their supplier partners may terminate their agreements with us for convenience. Our business could be adversely affected if our automobile partners and consumer electronics partners do not continue to provide access to our service or are unwilling to do so on terms acceptable to us. If we are forced to amend the business terms of our distribution agreements as a result of competitive pressure, our ability to maintain and expand the reach of our service and increase listener hours would be adversely affected, which would reduce our revenue and harm our operating results.

Additionally, we distribute our app via app stores managed by Apple, Google, Amazon and Microsoft, and such distribution is subject to an application developer license agreement in each case. Should any of these parties reject our app from their application store or amend the terms of their license in such a way that inhibits our ability to distribute the Pandora apps via their application store, or negatively impacts our economics in such distribution, our ability to increase listener hours and sell advertising would be adversely affected, which would reduce our revenue and harm our operating results.

If we are unable to continue to make our technology compatible with the technologies of third-party distribution partners who make our service available to our listeners through mobile devices, consumer electronic products and automobiles, we may not remain competitive and our business may fail to grow or decline.

In order to deliver music everywhere our listeners want to hear it, our service must be compatible with mobile, consumer electronic, automobile and website technologies. Our service is accessible in part through Pandora-developed or third-party developed apps that hardware manufacturers embed in, and distribute through, their devices. Connected devices and their underlying technologies are constantly evolving. As internet connectivity of automobiles, mobile devices and other consumer electronic products expands and as new internet-connected products are introduced, we must constantly adapt our technology. It is difficult to keep pace with the continual release of new devices and technological advances in digital media delivery and predict the problems we may encounter in developing versions of our apps for these new devices and delivery channels. It may become increasingly challenging to do so in the future. In particular, the technology used for streaming the Pandora service in automobiles remains at an early stage and may not result in a seamless customer experience. If automobile and consumer electronics makers fail to make products that are compatible with our technology or we fail to adapt our technology to evolving requirements, our ability to grow or sustain the reach of our service, increase listener hours and sell advertising could be adversely affected.

Consumer tastes and preferences can change in rapid and unpredictable ways and consumer acceptance of these products depends on the marketing, technical and other efforts of third-party manufacturers, which is beyond our control. If consumers fail to accept the products of the companies with whom we partner or if we fail to establish relationships with makers of leading consumer products, our business could be adversely affected.

Unavailability of, or fluctuations in, third-party measurements of our audience may adversely affect our ability to grow advertising revenue.

Selling ads, locally and nationally, requires that we demonstrate to advertisers that our service has substantial reach and usage. Third-party measurements may not reflect our true listening audience and their underlying methodologies are subject to change at any time. In addition, the methodologies we apply to measure the key metrics that we use to monitor and manage our business may differ from the methodologies used by third-party measurement service providers. For example, we calculate listener hours based on the total bytes served for each track that is requested and served from our servers, as measured by our internal analytics systems, whether or not a listener listens to the entire track. By contrast, certain third-party measurement service providers may calculate and report the number of listener hours using a client-based approach, which measures time elapsed during listening sessions. Measurement technologies for mobile and consumer electronic devices may be even less reliable in quantifying the reach, usage and location of our service, and it is not clear whether such technologies will integrate with our systems or uniformly and comprehensively reflect the reach, usage and location of our service. While we have been working with third-party measurement service providers and certain of their measurements have now earned Media Ratings Council accreditation, some providers have not yet developed uniform measurement systems that comprehensively measure the reach, usage and location of our service. In order to demonstrate to potential advertisers the benefits of our service, we supplement third-party measurement data with our internal research, which may be perceived as less valuable than third-party numbers. If third-party measurement providers report lower metrics than we do, or if there is wide variance among reported metrics, our ability to convince advertisers of the benefits of our service could be adversely affected.

The lack of accurate cross-platform measurements for internet radio and broadcast radio may adversely affect our ability to grow advertising revenue.

We have invested substantial resources to create accurate cross-platform measurements for internet radio and broadcast radio in the major automated media-buying platforms, creating a one-stop shop that enables media buyers to compare internet radio audience reach with terrestrial radio audience reach using traditional broadcast radio metrics. To achieve this result, we currently rely on third parties such as Triton to quantify the reach and usage of our service and on media buying agencies to provide Internet radio metrics side-by-side with terrestrial radio metrics in media-buying platforms.

We have also partnered with media buying agencies that show internet radio measurements alongside terrestrial metrics in the media buying systems that media buyers use to purchase advertising. Media buying agencies receive measurement metrics from third parties, such as Triton for internet radio and Nielsen for more traditional media like terrestrial radio and television. Media buying agencies may choose not to show, or may be prohibited by third-party measurement services that measure terrestrial radio and other traditional media from showing, internet radio metrics alongside traditional terrestrial metrics. Our ability to realize our long-term potential will be significantly affected by our success in these advertising initiatives, and there is no assurance we will achieve substantial penetration of these advertising markets.

Our success depends upon the continued acceptance of online advertising as an alternative or supplement to offline advertising.

The percentage of the advertising industry allocated to online advertising lags the percentage of consumer online consumption by a significant degree. Growth of our business will depend in large part on the reduction or elimination of this gap between online and offline advertising spending, which may not happen in a way or to the extent that we currently expect. Many advertisers still have limited experience with online advertising and may continue to devote significant portions of their advertising budgets to traditional, offline advertising media. Accordingly, we continue to compete for advertising dollars with traditional media, including broadcast radio. We believe that the continued growth and acceptance of our online advertising products will depend on the perceived effectiveness and the acceptance of online advertising models generally, which is outside of our control. Any lack of growth in the industry for online advertising could result in reduced revenue or increased marketing expenses, which would harm our operating results and financial condition.

Loss of agreements with the makers of mobile operating systems and devices, renegotiation of such agreements on less favorable terms, or other actions these third parties may take could harm our business.

Most of our agreements with makers of mobile operating systems and devices through which our service may be accessed, including Apple, Google and Microsoft, are short-term or can be canceled at any time with little or no prior notice or penalty. The loss of these agreements, or the renegotiation of these agreements on less favorable economic or other terms, could limit the reach of our service and its attractiveness to advertisers. Some of these mobile device makers and operating system providers, including Apple, Samsung and Google, are now, or may in the future become, competitors of ours, and could stop allowing or supporting access to our service through their products for competitive reasons. Furthermore, because devices providing access to our service are not manufactured and sold by us, we cannot guarantee that these companies will ensure that their devices perform reliably, and any faulty connection between these devices and our service may result in consumer dissatisfaction toward us, which could damage our brand.

We rely upon an agreement with DoubleClick, which is owned by Google, for delivering and monitoring most of our ads. Failure to renew the agreement on favorable terms, or termination of the agreement, could adversely affect our business.

We use DoubleClick’s ad-serving platform to deliver and monitor most of the ads for our service. There can be no assurance that our agreement with DoubleClick, which is owned by Google, will be extended or renewed upon expiration, that we will be able to extend or renew our agreement with DoubleClick on terms and conditions favorable to us or that we could identify another alternative vendor to take its place. Our agreement with DoubleClick also allows DoubleClick to terminate our relationship before the expiration of the agreement on the occurrence of certain events, including material breach of the agreement by us, and to suspend provision of the services if DoubleClick determines that our use of its service violates certain security, technology or content standards.

If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on our internal control over financial reporting. The report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of year-end, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

While we have determined that our internal control over financial reporting was effective as of December 31, 2014, as indicated in “Controls and Procedures—Management’s Report on Internal Control over Financial Reporting,” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, we must continue to monitor and assess our internal control over financial reporting. If our management identifies one or more material weaknesses in our internal control over financial reporting and such weakness remains uncorrected at year-end, we will be unable to assert that such internal control is effective at year-end. If we are unable to assert that our internal control over financial reporting is effective at year-end, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls or concludes that we have a material weakness in our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on our business and the price of our common stock.

Our business and prospects depend on the strength of our brand and failure to maintain and enhance our brand would harm our ability to expand our base of listeners, advertisers and other partners.

Maintaining and enhancing the “Pandora” brand is critical to expanding our base of listeners, advertisers and other partners. Maintaining and enhancing our brand will depend largely on our ability to continue to develop and provide an innovative and high quality experience for our listeners and attract advertisers, content owners and automobile, mobile device and other consumer electronic product manufacturers to work with us, which we may not do successfully.

Our brand may be impaired by a number of other factors, including service outages, data privacy and security issues, listener perception of ad load and exploitation of our trademarks by others without permission. In addition, if our partners fail to maintain high standards for products that integrate our service, fail to display our trademarks on their products in breach of our agreements with them, or use our trademarks incorrectly or in an unauthorized manner or if we partner with manufacturers of products that our listeners reject, the strength of our brand could be adversely affected. Further, our efforts to achieve a more equitable royalty structure for our business may have an adverse impact on our relationship with songwriters, performers, and other artists, which could in turn diminish the perception of our brand. In addition, there is a risk that the word “Pandora” could become so commonly used that we lose protection for this trademark, which could result in other people using the word “Pandora” to refer to their own products, thus diminishing the strength of our brand.

We have not historically incurred significant expenses to establish and maintain our brand. However, if we are unable to maintain the growth rate in the number of our listeners or in listener hours, we may be required to expend greater resources on advertising, marketing and other brand-building efforts to preserve and enhance consumer awareness of our brand, and draw listeners to spend more time listening to our service, which would adversely affect our operating results and may not be effective.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe that our future success is highly dependent on the contributions of our executive officers as well as our ability to attract and retain highly skilled and experienced sales, technical and other personnel. All of our employees, including our executive officers, are free to terminate their employment relationship with us at any time, and their knowledge of our business and industry may be difficult to replace. Qualified individuals are in high demand, particularly in the digital media industry, and we may incur significant costs to attract them. In addition, competition for qualified personnel is particularly intense in the San Francisco Bay Area, where our headquarters are located. If we are unable to attract and retain our executive officers and key employees, we may not be able to achieve our strategic objectives, and our business could be harmed. In addition, we believe that our key executives have developed highly successful and effective working relationships. If one or more of these individuals leave, we may not be able to fully integrate new executives or replicate the current dynamic and working relationships that have developed among our executive officers and other key personnel, and our operations could suffer.

Interruptions or delays in service arising from our own systems or from our third-party vendors could impair the delivery of our service and harm our business.

We rely on systems housed in our own facilities and upon third-party vendors, including bandwidth providers and data center facilities located in the United States and New Zealand, to enable listeners to receive our content in a dependable, timely and efficient manner. We have experienced and expect to continue to experience periodic service interruptions and delays involving our own systems and those of our third-party vendors. In the event of a service outage at our main site, we maintain a backup site that can function in read-only capacity. We do not currently maintain live fail-over capability that would allow us to instantaneously switch our streaming operations from one facility to another in the event of a service outage. In the event of an extended service outage at our main site, we do maintain and test fail-over capabilities that should allow us to switch our live streaming operations from one facility to another. Both our own facilities and those of our third-party vendors are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They also are subject to break-ins, hacking, denial of service attacks, sabotage, intentional acts of vandalism, terrorist acts, natural disasters, human error, the financial insolvency of our third-party vendors and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in our service and to unauthorized access to, or alteration of, the content and data contained on our systems and that these third-party vendors store and deliver on our behalf.

We exercise no control over our third-party vendors, which makes us vulnerable to any errors, interruptions, or delays in their operations. Any disruption in the services provided by these vendors could have significant adverse impacts on our business reputation, customer relations and operating results. Upon expiration or termination of any of our agreements with third-party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our revenue and operating results could vary significantly from quarter to quarter and year to year due to a variety of factors, many of which are outside our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition to other risk factors discussed in this “Risk Factors” section, factors that may contribute to the variability of our quarterly and annual results include:

•                  costs associated with pursuing licenses or other commercial arrangements;

•                  costs associated with defending any litigation, including intellectual property infringement litigation, and any associated judgments or settlements;

•                  our ability to pursue, and the timing of, entry into new geographic or content markets or other strategic initiatives and, if pursued, our management of these initiatives;

•                  the impact of general economic and competitive conditions on our revenue and expenses; and

•                  changes in government regulation affecting our business.

Seasonal variations in listener and advertising behavior may also cause fluctuations in our financial results. We expect to experience some effects of seasonal trends in listener behavior due to higher advertising sales during the fourth quarter of each calendar year due to greater advertiser demand during the holiday season and lower advertising sales in the first three months of the following calendar year due to reduced advertiser demand. Expenditures by advertisers tend to be cyclical and discretionary in nature, reflecting overall economic conditions, the economic prospects of specific advertisers or industries, budgeting constraints and buying patterns and a variety of other factors, many of which are outside our control. In addition, we expect to experience increased usage during the fourth quarter of each calendar year due to the holiday season, and in the first quarter of each calendar year due to increased use of media-streaming devices received as gifts during the holiday season.

While we believe these seasonal trends have affected and will continue to affect our quarterly results, our trajectory of rapid growth may have overshadowed these effects to date.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

We have recently acquired and may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our service, enhance our technical capabilities or otherwise offer growth opportunities. For example, in 2015, we have acquired or agreed to acquire Next Big Sound, Ticketfly and Rdio. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. In addition, we have limited experience acquiring and integrating other businesses. We may be unsuccessful in integrating our recently acquired businesses or any additional business we may acquire in the future. For instance, we recently announced our agreement to acquire certain assets of Rdio with the intention to launch an on-demand service. Doing so will require entering into licenses with owners of copyrights and musical works and repurposing the technology assets of Rdio into a realized product, all of which will require time and resources. There is no assurance that we will be able to successfully launch an on-demand service, if at all, and if we fail to launch an on-demand service or a new service is unsuccessful, we will not realize the benefits of this pending acquisition.

We also may not achieve the anticipated benefits from any acquired business due to a number of factors, including:

•                  unanticipated costs or liabilities associated with the acquisition;

•                  incurrence of acquisition-related costs;

•                  diversion of management’s attention from other business concerns;

•                  regulatory uncertainties;

•                  harm to our existing business relationships with business partners and advertisers as a result of the acquisition;

•                  harm to our brand and reputation;

•                  the potential loss of key employees;

•                  use of resources that are needed in other parts of our business; and

•                  use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer.

If we are not successful in operating and growing our recently acquired Ticketfly business, we will not realize the benefits anticipated when we acquired the business.

We recently acquired Ticketfly, which was our first major acquisition and represents an entirely new line of business for us. Ticketfly’s business is highly sensitive to rapidly changing public tastes and is dependent on the availability of popular artists and events. Ticketfly’s revenue is derived from ticketing services under client contracts with venues and event promoters across North America, which consist primarily of per ticket convenience fees, credit card processing and shipping fees as well as per order “order processing” fees. If Ticketfly’s clients fail to anticipate the tastes of consumers and to offer events that appeal to them, the business may not grow or succeed. We cannot provide assurances that Ticketfly will be able to maintain or expand arrangements with clients and other third parties on acceptable terms, if at all. Furthermore, a decline in attendance at or reduction in the number of live entertainment, sporting and leisure events for any reason may have an adverse effect on our Ticketfly business. If we fail to successfully operate and grow our Ticketfly business, we will not realize the benefits anticipated when we acquired the business, and any such failure could result in substantial impairment charges.

Failure to protect our intellectual property could substantially harm our business and operating results.

The success of our business depends, in part, on our ability to protect and enforce our trade secrets, trademarks, copyrights and patents and all of our other intellectual property rights, including our intellectual property rights underlying the Pandora service. We attempt to protect our intellectual property under trade secret, trademark, copyright and patent law, and through a combination of employee and third-party nondisclosure agreements, other contractual restrictions, technological measures and other methods. These afford only limited protection. Despite our efforts to protect our intellectual property rights and trade secrets, unauthorized parties may attempt to copy aspects of our song selection technology or obtain and use our trade secrets and other confidential information. Moreover, policing our intellectual property rights is difficult, costly and may not always be effective.

We have filed, and may in the future file, patent applications and we have purchased portfolios of internet radio-related patents from third parties. It is possible, however, that these innovations may not be protectable. In addition, given the cost, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations. However, such patent protection could later prove to be important to our business. Furthermore, there is always the possibility that our patent applications may not issue as granted patents, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable. We are also subject to the following intellectual-property-related risks:

•                  any of our present or future patents or other intellectual property rights could lapse or be invalidated, circumvented, challenged or abandoned;

•                  our intellectual property rights may not provide competitive advantages to us;

•                  our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes may be limited by our relationships with third parties;

•                  any of our pending or future patent applications may not have the coverage originally sought;

•                  our intellectual property rights may not be enforced in jurisdictions where competition may be intense or where legal protection may be weak; and

•                  we may lose the ability to assert our intellectual property rights against or to license our technology to others and collect royalties or other payments.

We have registered “Pandora,” “Music Genome Project” and other marks as trademarks in the United States. Nevertheless, competitors may adopt service names similar to ours, or purchase our trademarks and confusingly similar terms as keywords in internet search engine advertising programs, thereby impeding our ability to build brand identity and possibly leading to confusion among our listeners or advertising customers. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term Pandora or our other trademarks. Any claims or customer confusion related to our trademarks could damage our reputation and brand and substantially harm our business and operating results.

We currently own the www.pandora.com internet domain name and various other related domain names. Domain names are generally regulated by internet regulatory bodies. If we lose the ability to use a domain name in a particular country, we would be forced either to (a) purchase the domain name, possibly at significant cost, or (b) incur significant additional expenses to market our service within that country. Either result could harm our business and operating results. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain the domain names that utilize our brand names in the United States or other countries in which we may conduct business in the future.

In order to protect our trade secrets and other confidential information, we rely in part on confidentiality agreements with our employees, consultants and third parties with whom we have relationships. These agreements may not effectively prevent disclosure of trade secrets and other confidential information and may not provide an adequate remedy in the event of misappropriation of trade secrets or any unauthorized disclosure of trade secrets and other confidential information. In addition, others may independently discover our trade secrets and confidential information, and in some such cases we might not be able to assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions, and failure to obtain or maintain trade secret protection, or our competitors’ obtainment of our trade secrets or independent development of unpatented technology similar to ours or competing technologies, could adversely affect our competitive business position.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trademarks, trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and operating results.

Internet, technology and media companies are frequently subject to litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Some internet, technology and media companies, including some of our competitors, own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. In addition, we encourage third parties to submit content for our catalogue and we cannot be assured that artist representations made in connection with such submissions accurately reflect the legal rights of the submitted content. Third parties have asserted, and may in the future assert, that we have infringed, misappropriated or otherwise violated their intellectual property rights. In addition, various federal and state laws and regulations govern the intellectual property and related rights associated with sound recordings and musical works. Existing laws and regulations are evolving and subject to different interpretations, and various federal and state legislative or regulatory bodies may expand current or enact new laws or regulations. We cannot guarantee that we are not infringing or violating any third-party intellectual property rights.

We cannot predict whether assertions of third-party intellectual property rights or any infringement or misappropriation claims arising from such assertions will substantially harm our business and operating results. If we are forced to defend against any infringement or misappropriation claims, we may be required to expend significant time and financial resources on the defense of such claims, even if without merit, settled out of court, or determined in our favor. Furthermore, an adverse outcome of a dispute may require us to: pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property; cease making, licensing or using products or services that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our services; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content or materials; or to indemnify our partners and other third parties. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. In addition, we do not carry broadly applicable patent liability insurance and any lawsuits regarding patent rights, regardless of their success, could be expensive to resolve and would divert the time and attention of our management and technical personnel.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available to us, our business, operating results and financial condition may be harmed.

We may require additional capital to operate or expand our business. In addition, some of our current or future strategic initiatives, including entry into non-music content channels, such as comedy, or international markets, may require substantial additional capital resources before they begin to generate revenue. Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. For example, our current credit facility contains restrictive covenants relating to our capital raising activities and other financial and operational matters, and any debt financing secured by us in the future could involve further restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, volatility in the credit markets may have an adverse effect on our ability to obtain debt financing. If we do not have funds available to enhance our solutions, maintain the competitiveness of our technology and pursue business opportunities, we may not be able to service our existing listeners, acquire new listeners or attract or retain advertising customers, each of which could inhibit the implementation of our business plan and materially harm our operating results.

We face many risks associated with our long-term plan to further expand our operations outside of the United States, including difficulties obtaining rights to music and other content on favorable terms.

Expanding our operations into international markets is an element of our long-term strategy. For example, in June 2012 we began providing our service in New Zealand, Australia and their associated territories. However, offering our service outside of the United States involves numerous risks and challenges. Most importantly, while United States copyright law provides a statutory licensing regime for the public performance of sound recordings to listeners within the United States, there is no equivalent statutory licensing regime available outside of the United States, and many of the other licensing alternatives currently available in other countries are not commercially viable. Currently, the licensing terms offered by rights organizations and individual copyright owners in most countries outside the United States are prohibitively expensive. Addressing licensing structure and royalty rate issues in the United States required us to make very substantial investments of time, capital and other resources, and our business could have failed if such investments had not succeeded. Addressing these issues in foreign jurisdictions may require a commensurate investment by us, and there can be no assurance that we would succeed or achieve any return on this investment.

In addition, international expansion exposes us to other risks such as:

•                  the need to modify our technology and market our service in non-English speaking countries;

•                  the need to localize our service to foreign customers’ preferences and customs;

•                  the need to conform our operations, and our marketing and advertising efforts, with the laws and regulations of foreign jurisdictions, including, but not limited to, the use of any personal information about our listeners;

•                  the need to amend existing agreements and to enter into new agreements with automakers, automotive suppliers, consumer electronics manufacturers with products that integrate our service, and others in order to provide that service in foreign countries;

•                  difficulties in managing operations due to language barriers, distance, staffing, cultural differences and business infrastructure constraints and domestic laws regulating corporations that operate internationally;

•                  our lack of experience in marketing, and encouraging viral marketing growth without incurring significant marketing expenses, in foreign countries;

•                  application of foreign laws and regulations to us;

•                  fluctuations in currency exchange rates;

•                  reduced or ineffective protection of our intellectual property rights in some countries; and

•                  potential adverse tax consequences associated with foreign operations and revenue.

Furthermore, in most international markets, we would not be the first entrant, and our competitors may be better positioned than we are to succeed. In addition, in jurisdictions where copyright protection has been insufficient to protect against widespread music piracy, achieving market acceptance of our service may prove difficult as we would need to convince listeners to stream our service when they could otherwise download the same music for free. As a result of these obstacles, we may find it impossible or prohibitively expensive to enter or sustain our presence in foreign markets, or entry into foreign markets could be delayed, which could hinder our ability to grow our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

At December 31, 2014, we had federal net operating loss carryforwards of approximately $447 million and tax credit carryforwards of approximately $7.9 million. At December 31, 2014, we had state net operating loss carryforwards of approximately $496 million and tax credit carryforwards of approximately of $8.3 million. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, (“the Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. As a result of prior equity issuances and other transactions in our stock, we have previously experienced “ownership changes” under section 382 of the Code and comparable state tax laws. We may also experience ownership changes in the future as a result of this transaction or other future transactions in our stock. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards or other pre-change tax attributes to offset United States federal and state taxable income may be subject to limitations.

We could be subject to additional income tax liabilities.

We are subject to income taxes in the United States and certain foreign jurisdictions. Significant judgment is required in evaluating and estimating our worldwide provision for income taxes and accruals for these taxes. For example, our effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated in countries where we have higher statutory tax rates, by losses incurred in jurisdictions for which we are not able to realize the related tax benefit, by changes in foreign currency exchange rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. We are also subject to tax audits in various jurisdictions, and such jurisdictions may assess additional income tax liabilities against us.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork and focus that contribute crucially to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork, cultivates creativity and promotes focus on execution. We have invested substantial time, energy and resources in building a highly collaborative team that works together effectively in a non-hierarchical environment designed to promote openness, honesty, mutual respect and pursuit of common goals. As we continue to develop the infrastructure of a public company and grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

Federal, state and industry regulations as well as self-regulation related to privacy and data security concerns pose the threat of lawsuits and other liability, require us to expend significant resources, and may hinder our ability and our advertisers’ ability to deliver relevant advertising.

We collect and utilize demographic and other information, including personally identifiable information, from and about our listeners and artists as they interact with our service. For example, to register for a Pandora account, our listeners must provide the following information: age, gender, zip code and e-mail address. Listeners must also provide their credit card or debit card numbers and other billing information in connection with additional service offerings. We also may collect information from our listeners when they enter information on their profile page, post comments on other listeners’ pages, use other community or social networking features that are part of our service, participate in polls or contests or sign up to receive e-mail newsletters. Further, we and third parties use tracking technologies, including “cookies” and related technologies, to help us manage and track our listeners’ interactions with our service and deliver relevant advertising. We also collect information from and track artists’ activity on our Pandora Artist Marketing Platform (“Pandora AMP”). Third parties may, either without our knowledge or consent, or in violation of contractual prohibitions, obtain, transmit or utilize our listeners’ or artists’ personally identifiable information, or data associated with particular users, devices or artists.

Various federal and state laws and regulations, as well as the laws of foreign jurisdictions in which we may choose to operate, govern the collection, use, retention, sharing and security of the data we receive from and about our listeners. Privacy groups and government authorities have increasingly scrutinized the ways in which companies link personal identities and data associated with particular users or devices with data collected through the internet, and we expect such scrutiny to continue to increase. Alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability and may require us to expend significant resources in responding to and defending such allegations and claims. Claims or allegations that we have violated laws and regulations relating to privacy and data security have resulted and could in the future result in negative publicity and a loss of confidence in us by our listeners and our advertisers.

Existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations, and various federal and state legislative and regulatory bodies, as well as foreign legislative and regulatory bodies, may expand current or enact new laws regarding privacy and data security-related matters. We may find it necessary or desirable to join self-regulatory bodies or other privacy-related organizations that require compliance with their rules pertaining to privacy and data security. We also may be bound by contractual obligations that limit our ability to collect, use, disclose and leverage listener data and to derive economic value from it. New laws, amendments to or re-interpretations of existing laws, rules of self-regulatory bodies, industry standards and contractual obligations, as well as changes in our listeners’ expectations and demands regarding privacy and data security, may limit our ability to collect, use and disclose, and to leverage and derive economic value from listener data. We may also be required to expend significant resources to adapt to these changes and to develop new ways to deliver relevant advertising or otherwise provide value to our advertisers. In particular, government regulators have proposed “do not track” mechanisms, and requirements that users affirmatively “opt-in” to certain types of data collection that, if enacted into law or adopted by self-regulatory bodies or as part of industry standards, could significantly hinder our ability to collect and use data relating to listeners. Restrictions on our ability to collect, access and harness listener data, or to use or disclose listener data or any profiles that we develop using such data, could in turn limit our ability to stream personalized music content to our listeners and offer targeted advertising opportunities to our advertising customers, each of which are critical to the success of our business.

We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, self-regulatory bodies, industry standards and contractual obligations. Increased regulation of data utilization and distribution practices, including self-regulation and industry standards, could increase our cost of operation, limit our ability to grow our operations or otherwise adversely affect our business.

If our security systems are breached, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain listeners and advertisers.

Techniques used to gain unauthorized access to corporate data systems are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our listeners, including credit card and debit card information and other personally identifiable information. Like all internet services, our service, which is supported by our own systems and those of third-party vendors, is vulnerable to computer malware, Trojans, worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, attempts to access our servers to stream music or acquire playlists, or other attacks and disruptions from unauthorized use of our and third-party vendor computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access to personally identifiable information. If an actual or perceived breach of security occurs on our systems or a vendor’s systems, we may face civil liability and reputational damage, either of which would negatively affect our ability to attract and retain listeners, which in turn would harm our efforts to attract and retain advertisers. We also would be required to expend significant resources to mitigate the breach of security and to address related matters. Unauthorized access to music or playlists would potentially create additional royalty obligations with no corresponding revenue.

We cannot control the actions of third parties who may have access to the listener data we collect. The integration of the Pandora service with apps provided by third parties represents a significant growth opportunity for us, but we may not be able to control such third parties’ use of listeners’ data, ensure their compliance with the terms of our privacy policies, or prevent unauthorized access to, or use or disclosure of, listener information, any of which could hinder or prevent our efforts with respect to growth opportunities. In addition, these third-party vendors may become the victim of security breaches, or have practices that may result in a breach and we may be responsible for those third-party acts or failures to act.

Any failure, or perceived failure, by us to maintain the security of data relating to our listeners and employees, to comply with our posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards and contractual provisions to which we may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose listeners, artists, advertisers, revenue and employees.

We are subject to a number of risks related to credit card and debit card payments we accept.

We accept subscription payments through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our products, which could cause us to lose subscribers and subscription revenue, or absorb an increase in our operating expenses, either of which could harm our operating results.

If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our subscriber satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our subscribers’ credit cards on a timely basis or at all, or there are issues with financial insolvency of our third-party vendors or other unanticipated problems or events, we could lose subscription revenue, which would harm our operating results.

We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for us to comply. We are currently accredited against, and in compliance with, the Payment Card Industry Data Security Standard, or PCI DSS, the payment card industry’s security standard for companies that collect, store or transmit certain data regarding credit and debit cards, credit and debit card holders and credit and debit card transactions. Currently we comply with PCI DSS version 3.1 as a Level 2 merchant. Although Pandora is PCI DSS compliant, there is no guarantee that we will maintain PCI DSS compliance. Our failure to comply fully with PCI DSS in the future could violate payment card association operating rules, federal and state laws and regulations and the terms of our contracts with payment processors and merchant banks. Such failure to comply fully also could subject us to fines, penalties, damages and civil liability, and could result in the loss of our ability to accept credit and debit card payments. Further, there is no guarantee that PCI DSS compliance will prevent illegal or improper use of our payment systems or the theft, loss, or misuse of data pertaining to credit and debit cards, credit and debit card holders and credit and debit card transactions.

If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher credit card-related costs, each of which could adversely affect our business, financial condition and results of operations. If we are unable to maintain our chargeback rate or refund rates at acceptable levels, credit card and debit card companies may increase our transaction fees or terminate their relationships with us. Any increases in our credit card and debit card fees could adversely affect our results of operations, particularly if we elect not to raise our rates for our service to offset the increase. The termination of our ability to process payments on any major credit or debit card would significantly impair our ability to operate our business.

If we fail to detect click fraud or other invalid clicks on ads, we could lose the confidence of our advertisers, which would cause our business to suffer.

Our business relies on delivering positive results to our advertising customers. We are exposed to the risk of fraudulent and other invalid clicks or conversions that advertisers may perceive as undesirable. A major source of invalid clicks could result from click fraud where a listener intentionally clicks on ads for reasons other than to access the underlying content of the ads. If fraudulent or other malicious activity is perpetrated by others and we are unable to detect and prevent it, or if we choose to manage traffic quality in a way that advertisers find unsatisfactory, the affected advertisers may experience or perceive a reduced return on their investment in our advertising products, which could lead to dissatisfaction with our advertising programs, refusals to pay, refund demands or withdrawal of future business. This could damage our brand and lead to a loss of advertisers and revenue.

Some of our services and technologies may use “open source” software, which may restrict how we use or distribute our service or require that we release the source code of certain services subject to those licenses.

Some of our services and technologies may incorporate software licensed under so-called “open source” licenses, including, but not limited to, the GNU General Public License and the GNU Lesser General Public License. Such open source licenses typically require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. Few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. We rely on multiple employee and non-employee software programmers to design our proprietary technologies, and since we do not exercise complete control over the development efforts of all such programmers we cannot be certain that they have not incorporated open source software into our proprietary products and technologies or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce the value of our services and technologies and materially and adversely affect our ability to sustain and grow our business.

Government regulation of the internet is evolving, and unfavorable developments could have an adverse effect on our operating results.

We are subject to general business regulations and laws, as well as regulations and laws specific to the internet. Such laws and regulations cover taxation, user privacy, data collection and protection, copyrights, electronic contracts, sales procedures, automatic subscription renewals, credit card processing procedures, consumer protections, broadband internet access and content restrictions. We cannot guarantee that we have been or will be fully compliant in every jurisdiction, as it is not entirely clear how existing laws and regulations governing issues such as privacy, taxation and consumer protection apply to the internet. Moreover, as internet commerce continues to evolve, increasing regulation by federal, state and foreign agencies becomes more likely. The adoption of any laws or regulations that adversely affect the popularity or growth in use of the internet, including laws limiting internet neutrality, could decrease listener demand for our service offerings and increase our cost of doing business. Future regulations, or changes in laws and regulations or their existing interpretations or applications, could also hinder our operational flexibility, raise compliance costs and result in additional historical or future liabilities for us, resulting in adverse impacts on our business and our operating results.

We could be adversely affected by regulatory restrictions on the use of mobile and other electronic devices in motor vehicles and legal claims arising from use of such devices while driving.

Regulatory and consumer agencies have increasingly focused on distraction to drivers that may be associated with use of mobile and other devices in motor vehicles. In 2010, the U.S. Department of Transportation identified driver distraction as a top priority, and in April 2013, the National Highway Traffic Safety Administration (the “NHTSA”) released new voluntary guidelines for visual-manual devices not related to the driving task that are integrated into motor vehicles. NHTSA also intends to propose guidelines applicable to after-market and portable devices that may be used in motor vehicles. Regulatory restrictions and enforcement actions related to how drivers and passengers in motor vehicles may engage with devices on which our service is broadcast could inhibit our ability to increase listener hours and generate ad revenue, which would harm our operating results. In addition, concerns over driver distraction due to use of mobile and other electronic devices to access our service in motor vehicles could result in product liability or personal injury litigation and negative publicity.

We rely on third parties to provide software and related services necessary for the operation of our business.

We incorporate and include third-party software into and with our apps and service offerings and expect to continue to do so. The operation of our apps and service offerings could be impaired if errors occur in the third-party software that we use. It may be more difficult for us to correct any defects in third-party software because the development and maintenance of the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that any third-party licensors will continue to make their software available to us on acceptable terms, to invest the appropriate levels of resources in their software to maintain and enhance its capabilities, or to remain in business. Any impairment in our relationship with these third-party licensors could harm our ability to maintain and expand the reach of our service, increase listener hours and sell advertising, each of which could harm our operating results, cash flow and financial condition.

The impact of worldwide economic conditions, including the effect on advertising budgets and discretionary entertainment spending behavior, may adversely affect our business and operating results.

Our financial condition is affected by worldwide economic conditions and their impact on advertising spending. Expenditures by advertisers generally tend to reflect overall economic conditions, and reductions in spending by advertisers could have a serious adverse impact on our business. In addition, we provide an entertainment service, and payment for our Pandora One subscription service may be considered discretionary on the part of some of our current and prospective subscribers or listeners who may choose to use a competing free service or to listen to Pandora without subscribing. To the extent that overall economic conditions reduce spending on discretionary activities, our ability to retain current and obtain new subscribers could be hindered, which could reduce our subscription revenue and negatively impact our business.

Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins or similar events. For example, a significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. Our principal executive offices are located in the San Francisco Bay Area, a region known for seismic activity. In addition, acts of terrorism could cause disruptions in our business or the economy as a whole. Our servers may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential customer data. We currently have very limited disaster recovery capability, and our business interruption insurance may be insufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer and communications systems and the internet to conduct our business and provide high quality service to our listeners, such disruptions could negatively impact our ability to run our business, result in loss of existing or potential listeners and advertisers and increased maintenance costs, which would adversely affect our operating results and financial condition.